Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement Nos. 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45789, 333-45791 and 333-45795 on Form S-8 and in Registration Statement Nos. 333-90864, 333-62696 and 333-71915 on Form S-3 of (i) our report dated March 30, 2005 regarding SCM Microsystems, Inc.’s consolidated financial statements and financial statement schedule and (ii)  our report dated March 30, 2005 regarding management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of SCM Microsystems, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 30, 2005